EXHIBIT 99.1
CANCERVAX CORPORATION REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS
CARLSBAD, Calif. — Nov. 7, 2005 — CancerVax Corporation (NASDAQ: CNVX), a biotechnology company focused on the research, development and commercialization of novel biological products for the treatment and control of cancer, announced today its unaudited financial results for the third quarter of 2005. For the third quarter ended September 30, 2005, the Company reported a net loss of $10.0 million, or $0.36 per share, as compared to a net loss of $15.7 million, or $0.59 per share, for the same period in 2004. For the nine-month period ended September 30, 2005, the Company reported a net loss of $23.8 million, or $0.85 per share, as compared to a net loss of $41.2 million, or $1.55 per share, for the same period in 2004.
As of September 30, 2005, the Company had cash, cash equivalents and securities-available-for-sale of $60.3 million.
“As a result of the discontinuation of our Phase 3 clinical trials of Canvaxin and the cost reductions anticipated from our subsequent restructuring activities in the fourth quarter, we believe that we will be well positioned to focus on advancing our other product candidates for the treatment of cancer,” said David F. Hale, President and CEO of CancerVax Corporation. “We plan to file an investigational new drug application for D93, our leading anti-angiogenic, humanized, monoclonal antibody product candidate, in early 2006, and to initiate a clinical trial with SAI-EGF, our leading product candidate that targets the epidermal growth factor receptor signaling pathway, later in 2006. We are also actively evaluating a number of strategic alternatives with the goal of maximizing stockholder value.”
Financial Review
For the third quarter and nine-month period ended September 30, 2005, CancerVax recognized revenues under its collaboration agreement with Serono Technologies, S.A. of $26.0 million and $38.9 million, respectively, compared to no revenues for the comparable periods in 2004. Revenues for the third quarter and nine-month period ended September 30, 2005 consisted of $21.2 million and $24.7 million, respectively, of license fee revenues and $4.8 million and $14.2 million, respectively, of collaborative research and development revenues. License fee revenues represent the portion of the $25.0 million up-front fee received from Serono in January 2005 recognized as revenue. As a result of the Company’s decision to discontinue all further Canvaxin development and manufacturing activities, CancerVax has no further substantive performance obligations to Serono under the collaboration agreement related to the ongoing development and commercialization of Canvaxin. Accordingly, CancerVax recognized the remaining deferred up-front license fee of $19.7 million as revenue in the third quarter of 2005. Collaborative research and development revenues represent Serono’s 50% share of the Company’s pre-commercialization expenses associated with Canvaxin under the collaboration agreement.
Total operating expenses were $36.4 million and $63.9 million, respectively, for the third quarter and nine-month period ended September 30, 2005, as compared to $15.8 million and $41.5 million for the comparable periods in 2004. The increase in operating expenses primarily reflects the $22.8 million non-cash charge for the impairment of long-lived assets recognized in the third quarter of 2005, representing an estimate of the impairment charge for the Company’s Canvaxin assets, which primarily consist of leasehold improvements and equipment. This impairment charge resulted from the Company’s decision to discontinue all further Canvaxin development and manufacturing activities. Included in operating expenses for the third quarter and nine-month period ended September 30, 2004 were $2.6 million of technology access and transfer fees under the Company’s agreements with CIMAB, S.A. and YM BioSciences, Inc., which were recognized as research and development expenses in the third quarter of 2004.
Outlook for 2005 - 2006
The restructuring plan approved by the Company’s Board of Directors in October 2005 will reduce the Company’s workforce from 183 to approximately 50 employees by December 31, 2005. In connection with this workforce reduction, CancerVax anticipates incurring approximately $3.8 million of severance and related costs, the substantial majority of which will be cash expenditures that will primarily be paid in the fourth quarter of 2005. CancerVax anticipates incurring additional costs as a result of the restructuring plan, including costs associated with the closure of the Company’s manufacturing facilities and contract terminations. CancerVax may also incur additional charges from the impairment of long-lived assets. At this time, CancerVax is unable to reasonably estimate the expected amount of additional costs that will result from the restructuring plan or the timing of the related cash expenditures, although the additional restructuring costs may have a significant impact on the Company’s results of operations.
Under the collaboration agreement with Serono, CancerVax will continue to share equally with Serono certain costs associated with the discontinuation of the Canvaxin development program and manufacturing operations.
As a result of the discontinuation of its clinical development program for Canvaxin, CancerVax restructured the Company in order to focus resources on advancing its other product candidates for the treatment of cancer. Milestones related to CancerVax’s pipeline that are anticipated in the next 14 months include:
•	CancerVax intends to file an IND application for D93, its lead anti-angiogenic, humanized, monoclonal antibody, in the first quarter of 2006, and to initiate a Phase 1 clinical trial of D93 in patients with solid tumors later in 2006. Preclinical data have indicated that D93 inhibits tumor cell growth in several in vivo tumor models. In addition, in a human breast cancer model in mice, the combination of D93 therapy with Taxol® resulted in a greater inhibition of tumor growth than either agent alone. Pre-IND toxicology and pharmacokinetic studies, as well as manufacturing scale-up, of D93 are under way.

•	The Company plans to initiate a clinical trial with SAI-EGF, its lead product candidate that targets the epidermal growth factor receptor signaling pathway, in patients with advanced non-small-cell lung cancer in 2006. CancerVax’s licensor for this product candidate continues to make advances in its efforts to scale-up the manufacturing process for SAI-EGF in order to increase the quantity of material available for use in clinical trials.
CancerVax is actively considering strategic transactions and alternatives with the goal of maximizing stockholder value. These potential transactions may include a variety of different business arrangements, including acquisitions, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments.

Financial Outlook
Based upon its revised operating plan and the cost reductions anticipated from its restructuring activities, CancerVax currently anticipates cash, cash equivalents and securities available-for-sale as of December 31, 2005 will be between $45 million and $50 million.
Conference Call and Webcast Today at 9:00 AM Eastern Time
CancerVax management will host a conference call today to discuss the third quarter financial results and its business overview at 9:00 a.m. Eastern Time. A live audio webcast of management’s presentation will be available at http://ir.cancervax.com. Alternatively, callers may participate in the conference call by dialing (866) 700-0133 (domestic) or (617) 213-8831 (international). The passcode for CancerVax Corporation call is 54596924. Following the call, the webcast will be archived on the investor relations section of the CancerVax website.
About CancerVax Corporation (www.cancervax.com)
CancerVax Corporation is a biotechnology company focused on the research, development and commercialization of novel biological products for the treatment and control of cancer. CancerVax has a pipeline of product candidates including D93, the Company’s leading anti-angiogenic, humanized, monoclonal antibody, and SAI-EGF, its leading product candidate that targets the epidermal growth factor receptor signaling pathway. CancerVax plans to file an Investigational New Drug (IND) application for clinical trials of D93 in the first quarter of 2006 and initiate a clinical trial with SAI-EGF in patients with advanced non-small-cell lung cancer in 2006.
Forward Looking Statements
CancerVax Corporation
CancerVax cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements about the Company’s expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are all forward-looking statements. These forward-looking statements, which may be identified by the use of words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” or “would,” are based upon CancerVax’s current expectations. The Company’s actual results and the timing of events may differ materially from those set forth in this release as a result of certain risks and uncertainties, including, without limitation: CancerVax’s ability to successfully manage its remaining resources, including available cash, while it seeks to implement restructuring and strategic alternatives following the discontinuation of its Phase 3 clinical trials of Canvaxin™; the Company’s ability to file an IND for D93, scale-up the manufacturing process and initiate the planned clinical trial for SAI-EGF and otherwise successfully develop these and CancerVax’s remaining product candidates, which are in early stages of development and are subject to a high risk of failure; the risk that CancerVax may be required to pre-pay the debt incurred to expand its manufacturing capacity prior to the termination of the loan because of a failure to comply with covenants included in the loan agreement; CancerVax’s access to the additional capital necessary to continue to fund its operations and new product development programs; the impact of any strategic transactions, which could require the Company to incur non-recurring or other charges and which may pose significant integration challenges and/or management and business disruptions; and other risks detailed in CancerVax’s Securities and Exchange Commission filings, including CancerVax’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and Quarterly Report for the fiscal quarter ended June 30, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and CancerVax undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
CancerVax® is a registered trademark of CancerVax Corporation.
Canvaxin™ is a trademark of CancerVax Corporation.
CancerVax Contact:
William R. La Rue
CancerVax Corporation
Chief Financial Officer
+1 760-494-4200
http://www.cancervax.com

CancerVax Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
	2005	2004
Assets
Cash, cash equivalents and securities available-for-sale	$60,255	$65,073
Receivables under collaborative agreement	4,500	26,210
Property and equipment, net	4,602	15,650
Goodwill and intangibles, net	6,100	6,006
Other assets	1,935	3,221

Total assets	$77,392	$116,160

Liabilities and stockholders’ equity
Current liabilities	$12,030	$19,474
Deferred revenue, net of current portion	—	17,139
Long-term debt, net of current portion	14,947	6,355
Other liabilities	1,609	1,734
Total stockholders’ equity	48,806	71,458

Total liabilities and stockholders’ equity	$77,392	$116,160

CancerVax Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenues:
License fee	$21,157	$—	$24,684	$—
Collaborative research and development	4,858	—	14,204	—

Total revenues	26,015	—	38,888	—

Operating expenses:
Research and development	10,574	12,369	31,241	31,579
General and administrative	2,672	2,970	8,897	8,399
Amortization of employee stock-based compensation	331	429	882	1,531
Impairment of long-lived assets	22,838	—	22,838	—

Total operating expenses	36,415	15,768	63,858	41,509

Interest income, net	410	112	1,173	268

Net loss	$(9,990)	$(15,656)	$(23,797)	$(41,241)

Basic and diluted net loss per share	$(0.36)	$(0.59)	$(0.85)	$(1.55)

Weighted average shares used to compute basic and diluted net loss per share	27,874	26,724	27,833	26,690